UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 19, 2014

Alphabet Holding Company, Inc.

(Exact name of registrant as specified in charter)

333-186802

(Commission File Number)

DELAWARE	27-3085103
(State or other jurisdiction	(I.R.S. Employer
of incorporation)	Identification No.)

2100 Smithtown Avenue
Ronkonkoma, New York	11779
(Address of principal executive offices)	(Zip Code)

(631) 567-9500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Department of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 19, 2014, NBTY, Inc. (“NBTY”), a wholly-owned subsidiary of Alphabet Holding Company, Inc. (the “Company”), announced that its board of directors (the “Board”) has accepted the resignation of Jeff Nagel from his position as Chief Executive Officer of the Company, as a member of the Board and as a member of the Board’s Executive Committee, effective September 8, 2014.  The Company also announced the appointment of Steven Cahillane as its Chief Executive Officer and President, member of the Board and member of the Board’s Executive Committee, effective September 8, 2014.

Mr. Cahillane, 49, served as President of various Coca-Cola operating groups from 2007 to 2012.  In 2013, he was promoted to President of the Coca-Cola Americas operating segment.  Mr. Cahillane received his bachelor’s degree from Northwestern University and his masters of business administration from Harvard University.

Under the terms of his employment agreement with the Company and NBTY, effective September 8, 2014, Mr. Cahillane will serve as Chief Executive Officer and President of the Company and NBTY.  He will receive an annual base salary of $850,000 and, beginning with the fiscal year ending September 30, 2015, will be eligible to receive an annual performance-based bonus targeted at 100% of his annual base salary (i.e., $850,000), subject to adjustments for under- or over-performance ranging from 50% to 200% of his annual base salary, as determined by the Company’s board of directors.  In addition, in connection with entering into his employment agreement, Mr. Cahillane will receive a stock option award to purchase 50,000 shares of common stock of the Company at an exercise price equal to the stock’s fair market value on the grant date, which grant will be subject to certain vesting provisions.  Mr. Cahillane is also entitled to the reimbursement of up to $20,000 in legal fees and expenses incurred in connection with the negotiation of the employment agreement.

If Mr. Cahillane’s employment is terminated by the Company or NBTY without “cause,” by Mr. Cahillane for “good reason” (each as defined in the employment agreement), due to non-extension of the term by the Company or NBTY, or due to his death or disability, then, subject to Mr. Cahillane’s (or, in the event of his death or disability, his eligible representative’s) timely execution of a general release of claims against the Company and NBTY, he will be entitled to receive an amount equal to his annual base salary, payable over a one-year period following his termination, and a pro-rata bonus, provided that his termination occurs after April 1st of the applicable fiscal year.

The employment agreement contains customary confidentiality provisions and non-solicitation and non-competition terms applicable to Mr. Cahillane that survive for a period of one year following termination of his employment with the Company or NBTY.  The employment agreement has an initial five-year term.  The term of the employment agreement will be extended automatically for successive one-year periods thereafter unless either party delivers notice of non-renewal to the other no later than 60 days before the end of the applicable term.

Item 7.01.                                        Regulation FD Disclosure

On August 19, 2014, the Company announced the appointment of Steven Cahillane as its Chief Executive Officer and President, member of the Board and member of the Board’s Executive Committee, effective September 8, 2014.  Additional details are discussed in the associated press release, a copy of which is attached as Exhibit 99.1.

Item 9.01.                                        Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.

99.1	Press release dated August 19, 2014.

This Form 8-K and the attached Exhibit are furnished to comply with Item 7.01 and Item 9.01 of Form 8-K. Neither this Form 8-K nor the attached Exhibit are to be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall this Form 8-K nor the attached Exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933 (except as shall be expressly set forth by specific reference in such filing).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 19, 2014

Alphabet Holding Company, Inc.

By:	/s/ Christopher Brennan
Christopher Brennan
Senior Vice President, General Counsel and Corporate Secretary